As filed with the Securities and Exchange Commission on July 21, 2009                                            Registration No. _____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Michigan Commerce Bancorp Limited
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-2929973 (I.R.S. Employer Identification No.)

222 North Washington Square, Suite One
Lansing, Michigan 48933
517-374-5333

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

with copies to:

Cristin K. Reid, Esq. Capitol Bancorp Limited Capitol Bancorp Center 200 Washington Square North, Fourth Floor Lansing, Michigan 48933 517-487-6555	Phillip D. Torrence, Esq. Honigman Miller Schwartz and Cohn LLP 444 West Michigan Avenue Kalamazoo, Michigan 49007 269-337-7702

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common stock, no par value per share Preferred Share Purchase Rights	The NASDAQ Stock Market LLC The NASDAQ Stock Market LLC

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This registration statement has been prepared on a prospective basis on the assumption that, among other things, the distribution (as defined in the information statement which is a part of this registration statement) and the related transactions contemplated to occur prior to or contemporaneously with the distribution will be consummated as contemplated by the information statement.  There can be no assurance, however, that any or all of such transactions will occur or will occur as so contemplated.  Any significant modifications or variations in the transactions contemplated will be reflected in an amendment or supplement to this registration statement.

INFORMATION INCLUDED IN INFORMATION STATEMENT
AND INCORPORATED BY REFERENCE IN FORM 10

CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

This registration statement on Form 10 (the “Form 10”) incorporates by reference information contained in the information statement filed as Exhibit 99.1 hereto (the “information statement”). The cross-reference table below identifies where the items required by Form 10 can be found in the information statement.

Form 10 Item No.	Item Caption	Location in Information Statement
1.	Business	“Summary;” “Risk Factors” and “Business”
2.	Financial Information
“Summary—Summary Consolidated Financial Data;” “Capitalization;” “Unaudited Pro Forma Consolidated Financial Data;” “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation”

3.	Properties	“Business—Properties and Facilities”
4.	Security Ownership of Certain Beneficial Owners and Management	“Security Ownership by Certain Beneficial Owners and Management”
5.	Directors and Executive Officers	“Management”
6.	Executive Compensation	“Compensation of Executive Officers”
7.	Certain Relationships and Related Transactions	“Relationship With Capitol After the Spin-Off”
8.	Legal Proceedings	“Business—Legal Proceedings”
9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters	“Summary;” “Risk Factors;” “The Spin-Off;” “Capitalization;” “Dividend Policy” and “Description of MCBL Capital Stock”
10.	Recent Sale of Unregistered Securities	None
11.	Description of Registrant’s Securities to be Registered	“Description of MCBL Capital Stock”
12.	Indemnification of Directors and Officers	“Indemnification and Limitation of Liability of Directors and Officers” and “Relationship With Capitol After the Spin-Off”
13.	Financial Statements and Supplementary Data
“Summary—Summary Consolidated Financial Data;” “Unaudited Pro Forma Consolidated Financial Data;” “Selected Consolidated Financial Data;” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Index to Consolidated Financial Statements” including the Consolidated Financial Statements

14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	None

ITEM 15.	Financial Statements and Exhibits

(a)	List of Financial Statements

The following financial statements are included in the information statement and filed as part of this registration statement on Form 10:

(1)         Unaudited Pro Forma Consolidated Financial Data of Michigan Commerce Bancorp Limited as of and for the three months ended March 31, 2009 and for the year ended December 31, 2008;

(2)         Consolidated Financial Statements for Michigan Commerce Bank, as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006, including the Report of Independent Registered Public Accounting Firm; and

(3)         Unaudited Consolidated Financial Statements for Michigan Commerce Bancorp Limited as of March 31, 2009 and December 31, 2008 and for the three months ended March 31, 2009 and 2008.

(b)	Exhibits. The following documents are filed as exhibits hereto:

Exhibit	Description

2.1*	Separation and Distribution Agreement between Capitol Bancorp Ltd. and Michigan Commerce Bancorp Limited
3.1†	Amended and Restated Articles of Incorporation of Michigan Commerce Bancorp Limited
3.2†	Amended and Restated Bylaws of Michigan Commerce Bancorp Limited
4.1*	Form of certificate representing Michigan Commerce Bancorp Limited common stock
4.2*	Form of Rights Agreement between Michigan Commerce Bancorp Limited and BNY Mellon Shareowner Services, as Rights Agent
4.3*	Form of Certificate of Designations of Series A Junior Participating Preferred Stock (attached as an exhibit to the Rights Agreement attached as Exhibit 4.2 hereto)
4.4*	Form of Rights Certificate (attached as an exhibit to the Rights Agreement attached as Exhibit 4.2 hereto)
[8.1*	IRS private letter ruling, dated ____________, 2009]
10.1*	Transition Services Agreement between Michigan Commerce Bancorp Limited and Capitol Bancorp Ltd.
10.2*	Tax Separation Agreement between Michigan Commerce Bancorp Limited and Capitol Bancorp Ltd.
10.3*	Employee Matters Agreement between Michigan Commerce Bancorp Limited and Capitol Bancorp Ltd.
10.4*	Administrative Services Agreement between Michigan Commerce Bancorp Limited and Capitol Bancorp Ltd.
10.5*	Trademark and Intellectual Property Agreement between Michigan Commerce Bancorp Limited and Capitol Bancorp Ltd.
10.6*	Employment Agreement of John C. Smythe
10.7*	Employment Agreement of Joseph D. Reid, III
10.8*	Employment Agreement of Jeffrey D. Saunders
10.9*	Michigan Commerce Bancorp Limited Stock Incentive Plan
10.10*	Michigan Commerce Bancorp Limited Management Incentive Plan
10.11*	Loan Agreement, dated _________, 2009, by and between Michigan Commerce Bancorp Limited and Capitol Bancorp Limited
10.12*	Promissory Note executed by Michigan Commerce Bancorp Limited in favor of Capitol Bancorp Ltd.
10.13*	Guaranty of Michigan Commerce Bancorp Limited (relating to Trust-Preferred Securities of Capitol Bancorp Ltd.)
14.1*	Form of Code of Ethical Business Conduct
21.1†	List of Subsidiaries of Michigan Commerce Bancorp Limited
99.1 †	Information Statement
99.2*	Michigan Commerce Bancorp Limited Corporate Governance Standards for Board of Directors
99.3*	Charter of the Audit Committee of Board of Directors
99.4*	Charter of Nominating/Corporate Governance Committee of Board of Directors
99.5*	Charter of Compensation Committee of Board of Directors

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.

†	Filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Michigan Commerce Bancorp Limited

By:  /s/ Joseph D. Reid
Name: JOSEPH D. REID
Title:  Chairman of the Board of Directors

Date: July 21, 2009

EXHIBIT INDEX

Exhibit	Description

2.1*	Separation and Distribution Agreement between Capitol Bancorp Ltd. and Michigan Commerce Bancorp Limited
3.1†	Amended and Restated Articles of Incorporation of Michigan Commerce Bancorp Limited
3.2†	Amended and Restated Bylaws of Michigan Commerce Bancorp Limited
4.1*	Form of certificate representing Michigan Commerce Bancorp Limited common stock
4.2*	Form of Rights Agreement between Michigan Commerce Bancorp Limited and BNY Mellon Shareowner Services, as Rights Agent
4.3*	Form of Certificate of Designations of Series A Junior Participating Preferred Stock (attached as an exhibit to the Rights Agreement attached as Exhibit 4.2 hereto)
4.4*	Form of Rights Certificate (attached as an exhibit to the Rights Agreement attached as Exhibit 4.2 hereto)
[8.1*	IRS private letter ruling, dated ____________, 2009]
10.1*	Transition Services Agreement between Michigan Commerce Bancorp Limited and Capitol Bancorp Ltd.
10.2*	Tax Separation Agreement between Michigan Commerce Bancorp Limited and Capitol Bancorp Ltd.
10.3*	Employee Matters Agreement between Michigan Commerce Bancorp Limited and Capitol Bancorp Ltd.
10.4*	Administrative Services Agreement between Michigan Commerce Bancorp Limited and Capitol Bancorp Ltd.
10.5*	Trademark and Intellectual Property Agreement between Michigan Commerce Bancorp Limited and Capitol Bancorp Ltd.
10.6*	Employment Agreement of John C. Smythe
10.7*	Employment Agreement of Joseph D. Reid, III
10.8*	Employment Agreement of Jeffrey D. Saunders
10.9*	Michigan Commerce Bancorp Limited Stock Incentive Plan
10.10*	Michigan Commerce Bancorp Limited Management Incentive Plan
10.11*	Loan Agreement, dated _________, 2009, by and between Michigan Commerce Bancorp Limited and Capitol Bancorp Limited
10.12*	Promissory Note executed by Michigan Commerce Bancorp Limited in favor of Capitol Bancorp Ltd.
10.13*	Guaranty of Michigan Commerce Bancorp Limited (relating to Trust-Preferred Securities of Capitol Bancorp Ltd.)
14.1*	Form of Code of Ethical Business Conduct
21.1†	List of Subsidiaries of Michigan Commerce Bancorp Limited
99.1 †	Information Statement
99.2*	Michigan Commerce Bancorp Limited Corporate Governance Standards for Board of Directors
99.3*	Charter of the Audit Committee of Board of Directors
99.4*	Charter of Nominating/Corporate Governance Committee of Board of Directors
99.5*	Charter of Compensation Committee of Board of Directors

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.

†	Filed herewith.

 Capitol Bancorp Center
 200 Washington Square North, Fourth Floor
 Lansing, Michigan 48933
 (517) 487-6555

, 2009

Dear Shareholder of Capitol Bancorp Limited:

I am pleased to inform you that on June 25, 2009, the Board of Directors of Capitol Bancorp Limited (“Capitol”) approved the spin-off of Michigan Commerce Bancorp Limited (“MCBL”), a wholly-owned subsidiary of Capitol, as an independent publicly-traded bank holding company. When the spin-off is completed, Capitol will continue to be a national community bank holding company and MCBL will be a separate publicly-traded bank holding company consisting of most of Capitol’s prior Michigan-based banks.

The spin-off will occur on _________, 2009 through a pro rata distribution of MCBL’s common stock to Capitol’s shareholders. This means each Capitol shareholder will receive one share of MCBL’s common stock for every [___] shares of Capitol’s common stock and [___] share of MCBL’s common stock for every [___] shares of Capitol’s Series A Preferred stock held as of 5 p.m., Lansing, Michigan time, on ___________, 2009, the record date for the spin-off. The distribution will be made in book-entry form. Currently, it is intended that the MCBL’s common stock you receive in the spin-off will be tax-free for U.S. federal income tax purposes. You should consult your tax advisor regarding the particular tax consequences of the spin-off to you.

Following the spin-off, you will own shares in both Capitol and MCBL. Shares of Capitol’s common stock will continue to trade on the New York Stock Exchange under the symbol “CBC.”  Shares of Capitol’s Series A Noncumulative Convertible Perpetual Preferred Stock will continue to trade on the NASDAQ Capital Market under the symbol “CBCP.P.”  MCBL’s common stock has been approved for listing on the NASDAQ Stock Market LLC under the symbol “MCBL.” Approval of the spin-off by Capitol’s shareholders is not required and you do not need to take any action to receive your shares of MCBL’s common stock.

The spin-off will create two separate publicly-traded companies. MCBL believes it will enhance value for its shareholders by allowing Capitol and MCBL to each focus on maximizing their own, distinct opportunities.  Capitol believes that the spin-off will enhance value for Capitol’s shareholders by allowing each company to develop and implement a strategic plan that fits its markets and operations — Capitol will focus on the expansion-oriented, growth-driven operations associated with its national community bank franchise and MCBL will focus on the growth opportunities and operations in the State of Michigan.  The spin-off will also allow the companies to lower overall expenses by reducing the level of management personnel that is currently required to oversee geographically diverse multi-bank operations and will allow each company to design equity-based compensation programs targeted to its own performance.  Capitol also believes that the transition of MCBL to an independent company will provide MCBL with greater access to capital.

The enclosed information statement is being mailed to all of Capitol’s shareholders. It describes the spin-off in detail and contains important information about MCBL, including its consolidated financial statements and financial statements of its primary subsidiary, Michigan Commerce Bank.

I look forward to your continued support as a shareholder and remain committed to working on your behalf to build long-term value.

Sincerely,

Joseph D. Reid
Chairman and Chief Executive Officer

Michigan Commerce Bancorp Limited
  222 North Washington Square, Suite One
 Lansing, Michigan 48933
 517-374-5333

___________, 2009

Dear Future Shareholder of Michigan Commerce Bancorp Limited:

It is my pleasure to welcome you as a future shareholder of Michigan Commerce Bancorp Limited (“MCBL”). MCBL’s strategy as an independent publicly-traded company is to maximize value to MCBL’s shareholders by building on MCBL’s current strengths and capitalizing on the opportunities MCBL sees in the Michigan market where it can be competitive, achieve growth and take advantage of current market conditions.

MCBL will continue to maintain, extend and improve its product offerings by providing soundly underwritten credit in the form of investments and loans to Michigan-based private enterprises, households and public-sector governmental bodies.  As major regional banks have either been merged into out-of-state banks or de-emphasized their operating focus on the State of Michigan, a void had emerged straining credit capacity and availability.  MCBL’s Michigan focus will support job creation and economic development aimed at revitalizing both local communities served by MCBL’s banks and the state as a whole.

I invite you to learn more about MCBL by reviewing the enclosed information statement. I look forward to MCBL’s future as an independent publicly-traded company and to your support as a holder of MCBL’s common stock.

Sincerely,

Joseph D. Reid
Chairman of the Board of Directors